Exhibit 99.1

Atlas Energy Solutions Announces Fourth Quarter and Year End 2023 Results;

Signs Transformative Agreement to Acquire Hi-Crush Inc.

Austin, TX – February 27, 2024 – Atlas Energy Solutions Inc. (NYSE: AESI) (“Atlas” or the “Company”) today reported financial and operating results for the fiscal year ended December 31, 2023.

Year End 2023 Financial Highlights and Operational Updates

•
Total sales of $614.0 million (on sales volumes of 11.0 million tons)
•
Net income of $226.5 million (37% Net Income Margin)
•
Adjusted EBITDA of $329.7 million (54% Adjusted EBITDA Margin) (1)
•
Net cash provided by operating activities of $299.0 million
•
Adjusted Free Cash Flow of $291.1 million (47% Adjusted Free Cash Flow Margin) (1)
•
Dune Express construction remains on-time and on-budget
•
New Kermit facility was fully commissioned in December 2023
•
Increased quarterly dividend by 5% to $0.21 per share ($0.16 per share fixed, $0.05 per share variable), payable February 29, 2024
•
Announced transformative acquisition of Hi-Crush Inc. Please refer to our accompanying materials on this acquisition released today

Financial Summary

	For Year Ended
	December 31,
	2023	2022	2021
Sales	$613,960	$482,724	$172,404
Net income	$226,493	$217,006	$4,258
Net Income Margin	37%	45%	2%
Adjusted EBITDA	$329,655	$264,026	$71,968
Adjusted EBITDA Margin	54%	55%	42%
Net cash provided by operating activities	$299,027	$206,012	$21,356
Adjusted Free Cash Flow	$291,131	$228,553	$64,253
Adjusted Free Cash Flow Margin	47%	47%	37%

(1) Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin are non-GAAP financials measures. See Non-GAAP Financial Measures for a discussion of these measures and a reconciliation of these measures to our most directly comparable financial measures calculated and presented in accordance with GAAP.

Bud Brigham, Founder, Executive Chairman and CEO, commented, “This was an exceptional year for Atlas. We completed our IPO, generated Adjusted EBITDA of $329.7 million, grew our dividend to $0.21 per share, placed our new Kermit plant in-service, fully launched our differentiated high-capacity trucking business, kicked-off and have made great progress on the construction of the Dune Express, and shortly after the end of this year signed-up a substantial and exciting acquisition of Hi-Crush. In so many exciting ways, this is a more advanced proppant and logistics business in February 2024 than February 2023, and we are well on our way to achieving our goal of being logistically advantaged to every wellhead in the Permian Basin."

John Turner, President & CFO, added, “In our view, the acquisition of Hi-Crush announced today furthers Atlas's position as the premier proppant and logistics provider in the Permian, and as one of the premier producers in all of North America. The strategic benefits are clearly evident as the distributed mining assets add customers in the Midland Basin, further diversifying our customer portfolio. The Kermit assets provide additional reserves and production on the giant open dunes, and the proximity of those assets to our existing operations provide ample opportunity for operational synergies. Additionally, the acquired contracts add significant free cash flow at an attractive valuation, which we expect to accelerate the return of capital to our shareholders. Last but importantly, the distributed mining assets complement and further our logistics mission to remove trucks from the public roadways of the Permian, which drives down costs and emissions while driving up reliability, importantly while also making the roadways safer for the local communities."

Year End 2023 Financial Results

Total sales for the year ended December 31, 2023 increased $131.2 million, or 27.2% when compared to the year ended December 31, 2022, to $614.0 million. Product sales increased $59.7 million, or 14.6% when compared to the prior year, to $468.1 million, driven by an increase in both sales volumes and sales price (11.0 million tons at $42.63 per ton vs. 10.2 million tons at $40.10 per ton). Given our heavily contracted volume position during the year, this sequential price increase is a function of higher-priced contracts realized during the year. Service sales increased by $71.6 million, or 96.3% when compared to the prior year, to $145.8 million. The increase in service sales was due to an increase in the number of active jobs, as well as by a higher asset utilization on continued customer adoptions of our single- and multi-trailer logistics offerings.

Cost of sales (excluding depreciation, depletion and accretion expense) (“cost of sales”) for the year ended December 31, 2023 increased by $61.5 million, or 30.9% when compared to the prior year, to $260.4 million. The increase in our cost of sales was primarily driven by an increase in sales volumes and higher trucking and last mile logistics costs resulting from the increased size and utilization of our fleet, which were partially offset by lower contract mining costs and a lower royalty expense as a result of the removal of the Kermit overriding royalty, which ceased towards the end of the first quarter of 2023 in connection with our initial public offering.

Selling, general and administrative expenses (“SG&A”) for the year ended December 31, 2023 increased by $24.3 million, or 100.0% when compared to the prior year, to $48.6 million, driven primarily by increases in wages and benefits as a result of an increased employee base, and higher professional and consulting fees associated with our initial public offering, corporate reorganization and acquisition of Hi-Crush. This includes $5.3 million of non-recurring transaction costs and $7.4 million in stock and unit based compensation.

Net income for the year ended December 31, 2023 was $226.5 million, and Adjusted EBITDA for the year ended December 31, 2023 was $329.7 million.

Fourth Quarter 2023 Financial Results

Fourth quarter 2023 total sales decreased $16.5 million, or 10.5% sequentially, to $141.1 million. Product sales decreased $14.8 million, or 12.9%, sequentially, to $100.0 million (2.6 million tons at $39.00 per ton vs. 2.8 million tons at $40.62 per ton), driven by a decrease in both sales volumes and price, driven primarily by a slow down in drilling and completions activity. Service sales decreased by $1.7 million, or 4.0%, sequentially, to $41.1 million.

Fourth quarter 2023 cost of sales decreased by $1.2 million, or 1.8%, sequentially, to $66.6 million, which consists of product costs of sales of $30.3 million and services cost of sales of $36.3 million. SG&A for the fourth quarter of 2023 decreased $0.7 million, or 4.6%, sequentially, to $13.6 million. Net Income for the fourth quarter of 2023 was $36.1 million, representing a decrease of $20.3 million, or 36.0%, sequentially. Adjusted EBITDA for the fourth quarter of 2023 was $68.7 million, representing a decrease of $15.4 million, or 18.3%, sequentially.

Liquidity, Capital Expenditures and Other

As of December 31, 2023, the Company’s total liquidity was $384.1 million, which was comprised of $210.2 million in cash and cash equivalents (held in cash, CDs, and one- and two-month Treasury bills), $73.9 million of availability under the Company’s ABL Facility, and $100.0 million of availability under the Company's undrawn Delayed Draw Term Loan Facility; the Company had no borrowings outstanding under the ABL Facility and $1.1 million of outstanding undrawn letters of credit.

Net cash used in investing activities was $365.5 million for the year ended December 31, 2023, driven largely by costs associated with the construction of the new Kermit facility and construction of the Dune Express.

As of December 31, 2023, the Company's fully diluted share count outstanding was 100,025,584.

Subsequent Events

Acquisition of Hi-Crush

Subsequent to year end, Atlas announced that it has entered into a definitive agreement with Hi-Crush Inc. (“Hi-Crush”), pursuant to which Atlas will acquire substantially all of Hi-Crush’s Permian Basin proppant production assets and North American logistics operations in a transaction valued at $450 million. The mix of consideration includes approximately $150 million in cash at close, 9,711,432 million shares of AESI (valued at $175 million), and $125 million in deferred cash in the form of a Seller’s Note. Both the cash consideration and the principal amount of the Seller's Note are subject to revision for customary post-closing adjustments. For more information regarding the transaction, please refer to the Company’s website at https://ir.atlas.energy/ for the acquisition press release and related presentation.

Acquisition Financing

In connection with the acquisition, we upsized our ABL facility to $125.0 million, with the expectation of drawing $50.0 million at closing. In addition, we installed a new $150.0 million acquisition term loan facility with Stonebriar Commercial Finance. These additional credit facilities will combine to fund the upfront cash consideration agreed to under the Merger Agreement and the near-term growth capital expenditures for OnCore.

Quarterly Cash Dividend

On February 8, 2024, the Board of Directors (the “Board") of Atlas declared a dividend to common stockholders of $0.21 per share, or approximately $21.0 million in aggregate to shareholders. The dividend includes a $0.16 per share base dividend and a $0.05 per share variable dividend. As previously announced, the dividend will be payable on February 29, 2024 to shareholders of record at the close of business on February 22, 2024.

Conference Call Information

The Company will host a conference call to discuss financial and operational results on Tuesday, February 27, 2024 at 8:00am Central Time (9:00am Eastern Time). Individuals wishing to participate in the conference call should dial (877) 407-4133. A live webcast will be available at https://ir.atlas.energy/. Please access the webcast or dial in for the call at least 10 minutes ahead of the start time to ensure a proper connection. An archived version of the conference call will be available on the Company’s website shortly after the conclusion of the call.

The Company will also post an updated investor presentation titled “Investor Presentation February 2024”, in addition to a "Year End 2023 Capital Projects Update" video, at https://ir.atlas.energy/ in the "Presentations” section under “News & Events” tab on the Company’s Investor Relations webpage prior to the conference call.

About Atlas Energy Solutions

Our company was founded in 2017 by long-time E&P operators and led by Bud Brigham. Our experience as E&P operators, combined with our unique asset base and focus on using technology to deliver novel solutions to our customers’ toughest challenges and mission-critical needs differentiates us as the proppant and logistics provider of choice in the Permian Basin.

Atlas is a leader in the proppant and proppant logistics industry and is currently solely focused on serving customers in the Permian Basin of West Texas and New Mexico, the most active oil and natural gas producing regions in North America. Our Kermit, TX and Monahans, TX facilities are strategically located and specifically designed to maximize reliability of supply and product quality, and our deployment of trucking assets and the Dune Express is expected to drive significant logistics efficiencies.

Our core mission is to maximize value for our stockholders by generating strong cash flow and allocating our capital resources efficiently, including providing a regular and durable return of capital to our investors through industry cycles. Further, we recognize that our long-term profitability is maximized by being good stewards of the environments and communities in which we operate. In our pursuit of this mission, we work to improve the processes involved in the development of hydrocarbons, which we believe will ultimately contribute to providing individuals with access to the energy they need to sustain or improve their quality of life in a clean, safe, and efficient manner. We take great pride in contributing positively to the development of the hydrocarbons that power our lives.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are predictive or prospective in nature, that depend upon or refer to future events or conditions or that include the words “may,” “assume,” “forecast,” “position,” “strategy,” “potential,” “continue,” “could,” “will,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements about the Hi-Crush Inc. acquisition and the anticipated benefits of such transaction, our business strategy, our industry, our future operations and profitability, expected capital expenditures and the impact of such expenditures on our performance, our financial position, production, revenues and losses, our capital programs, management changes, current and potential future long-term contracts and our future business and financial performance. Although forward-looking statements reflect our good faith beliefs at the time they are made, we caution you that these forward-looking statements are subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include but are not limited to: commodity price volatility stemming from the ongoing armed conflicts between Russia and Ukraine and Israel and Hamas; increasing hostilities and instability in the Middle East; adverse developments affecting the financial services industry; our ability to complete growth projects, including the Dune Express, on time and on budget; the risk that stockholder litigation in connection with our recent corporate reorganization may result in significant costs of defense, indemnification and liability; changes in general economic, business and political conditions, including changes in the financial markets; transaction costs; actions of OPEC+ to set and maintain oil production levels; the level of production of crude oil, natural gas and other hydrocarbons and the resultant market prices of crude oil; inflation; environmental risks; operating risks; regulatory changes; lack of demand; market share growth; the uncertainty inherent in projecting future rates of reserves; production; cash flow; access to capital; the timing of development expenditures; and other factors discussed or referenced in our filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”), including those discussed under the heading “Risk Factors” in our prospectus, dated September 11, 2023, filed with the SEC pursuant to Rule 424(b) under the Securities Act on September 12, 2023 in connection with our recent corporate reorganization, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact

Kyle Turlington

5918 W Courtyard Drive, Suite #500
Austin, Texas 78730
United States
T: 512-220-1200
IR@atlas.energy

Atlas Energy Solutions Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022	December 31, 2021
	(unaudited)	(unaudited)	(unaudited)
Product sales	$99,988	$114,773	$121,881	$468,119	$408,446	$142,519
Service sales	41,150	42,843	27,984	145,841	74,278	29,885
Total sales	141,138	157,616	149,865	613,960	482,724	172,404
Cost of sales (excluding depreciation, depletion and accretion expense)	66,567	67,770	67,285	260,396	198,918	84,656
Depreciation, depletion and accretion expense	11,625	10,221	7,791	39,798	27,498	23,681
Gross profit	62,946	79,625	74,789	313,766	256,308	64,067
Selling, general and administrative expense (including stock and unit-based compensation expense of $3,749, $1,414, $135, $7,409, $678, and $129, respectively.)	13,648	14,301	7,903	48,636	24,317	17,071
Operating income	49,298	65,324	66,886	265,130	231,991	46,996
Interest expense, net	(2,230)	(1,496)	(3,990)	(7,689)	(15,760)	(42,198)
Other income	(8)	136	121	430	2,631	291
Income before income taxes	47,060	63,964	63,017	257,871	218,862	5,089
Income tax expense	11,010	7,637	434	31,378	1,856	831
Net income	$36,050	$56,327	$62,583	$226,493	$217,006	$4,258
Less: Pre-IPO net income attributable to Atlas Sand Company, LLC	—	—		54,561
Less: Net income attributable to redeemable noncontrolling interest	313	26,887		66,503
Net income attributable to Atlas Energy Solutions, Inc.	$35,737	$29,440		$105,429

Net income per common share
Basic	$0.36	$0.51		$1.50
Diluted	$0.36	$0.51		$1.48
Weighted average common shares outstanding
Basic	99,566	57,237		70,450
Diluted	100,242	57,928		71,035

Atlas Energy Solutions Inc.

Condensed Consolidated Statements of Cash Flows

( in thousands)

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022	December 31, 2021
	(unaudited)	(unaudited)	(unaudited)
Operating activities:
Net income	$36,050	$56,327	$62,583	$226,493	$217,006	$4,258
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion expense	12,266	10,746	8,089	41,634	28,617	24,604
Loss on extinguishment of debt	—	—	—	—	—	11,922
Amortization of debt discount	292	231	119	761	457	7,320
Amortization of deferred financing costs	67	79	110	337	442	739
Stock and unit-based compensation	3,749	1,414	135	7,409	678	129
Deferred income tax	10,142	9,432	(2)	29,201	(2)	360
Interest paid-in-kind through issuance of additional term loans	—	—	—	—	—	3,039
Repayment of paid-in-kind interest borrowings	—	—	—	—	—	(22,233)
Commodity derivatives gain	—	—	15	—	(1,842)	(55)
Settlements on commodity derivatives	—	—	141	—	2,137	—
Other	(4)	(42)	232	139	293	(105)
Changes in operating assets and liabilities:	22,941	(22,781)	(21,410)	(6,947)	(41,774)	(8,622)
Net cash provided by operating activities	85,503	55,406	50,012	299,027	206,012	21,356

Investing activities:
Purchases of property, plant and equipment	(119,793)	(98,858)	(35,428)	(365,486)	(89,592)	(19,371)
Net cash used in investing activities	(119,793)	(98,858)	(35,428)	(365,486)	(89,592)	(19,371)

Financing Activities:
Proceeds from equity issuances	—	—	—	—	—	12,613
Net proceeds from IPO	—	—	—	303,426	—	—
Payment of offering costs	—	—	—	(6,020)	—	—
Member distributions prior to IPO	—	—	(15,000)	(15,000)	(45,024)	(10,000)
Proceeds from term loan borrowings	—	—	—	—	—	178,200
Principal payments on term loan borrowings	—	—	(7,987)	(16,573)	(28,544)	(172,872)
Prepayment fee on 2021 Term Loan Credit Facility	—	(2,649)	—	(2,649)	—	—
Debt extinguishment cost	—	—	—	—	—	(4,514)
Issuance costs associated with debt financing	—	(3,645)	—	(4,397)	(233)	(660)
Payments under finance and capital leases	(69)	(232)	(307)	(2,001)	(1,010)	(423)
Dividends and distributions	(20,005)	(27,158)	—	(62,163)	—	—
Net cash provided by (used in) financing activities	(20,074)	(33,684)	(23,294)	194,623	(74,811)	2,344
Net increase (decrease) in cash and cash equivalents	(54,364)	(77,136)	(8,710)	128,164	41,609	4,329
Cash and cash equivalents, beginning of period	264,538	341,674	90,720	82,010	40,401	36,072
Cash and cash equivalents, end of period	$210,174	$264,538	$82,010	$210,174	$82,010	$40,401

Atlas Energy Solutions Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	As of	As of
	December 31,2023	December 31,2022

Assets
Current assets:
Cash and cash equivalents	$210,174	$82,010
Accounts receivable, including related parties	71,170	74,392
Inventories, prepaid expenses and other current assets	37,342	22,329
Total current assets	318,686	178,731
Property, plant and equipment, net	934,660	541,524
Right-of-use assets	4,151	23,222
Other long-term assets	4,189	7,522
Total assets	$1,261,686	$750,999
Liabilities, redeemable noncontrolling interest, and stockholders' and members' equity
Current liabilities:
Accounts payable, including related parties	$61,159	$31,799
Accrued liabilities and other current liabilities	31,433	36,289
Current portion of long-term debt	—	20,586
Total current liabilities	92,592	88,674
Long-term debt, net of discount and deferred financing costs	172,820	126,588
Deferred tax liabilities	121,529	1,906
Other long-term liabilities	6,921	22,474
Total liabilities	393,862	239,642
Total stockholders' and members' equity	867,824	511,357
Total liabilities, redeemable noncontrolling interest and stockholders’ and members’ equity	$1,261,686	$750,999

Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion and Maintenance Capital Expenditures are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others, in the case of Adjusted EBITDA, to assess our operating performance on a consistent basis across periods by removing the effects of development activities, provide views on capital resources available to organically fund growth projects and, in the case of Adjusted Free Cash Flow, assess the financial performance of our assets and their ability to sustain dividends or reinvest to organically fund growth projects over the long term without regard to financing methods, capital structure, or historical cost basis.

These measures do not represent and should not be considered alternatives to, or more meaningful than, net income, income from operations, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Adjusted EBITDA and Adjusted Free Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income, the most directly comparable GAAP financial measure. Our computation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion and Maintenance Capital Expenditures may differ from computations of similarly titled measures of other companies.

Non-GAAP Measure Definitions:

•
We define Adjusted EBITDA as net income before depreciation, depletion and accretion, interest expense, income tax expense, stock and unit-based compensation, loss on extinguishment of debt, unrealized commodity derivative gain (loss), and non-recurring transaction costs. Management believes Adjusted EBITDA is useful because it allows management to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period and against our peers without regard to financing method or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.
•
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total sales.
•
We define Adjusted Free Cash Flow as Adjusted EBITDA less Maintenance Capital Expenditures. Management believes that Adjusted Free Cash Flow is useful to investors as it provides a measure of the ability of our business to generate cash.
•
We define Adjusted Free Cash Flow Margin as Adjusted Free Cash Flow divided by total sales.
•
We define Adjusted Free Cash Flow Conversion as Adjusted Free Cash Flow divided by Adjusted EBITDA.
•
We define Maintenance Capital Expenditures as capital expenditures excluding growth capital expenditures.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to Net Income

(unaudited, in thousands)

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022	December 31, 2021
Net income	$36,050	$56,327	$62,583	$226,493	$217,006	$4,258
Depreciation, depletion and accretion expense	12,266	10,746	8,089	41,634	28,617	24,604
Interest expense	4,731	4,673	3,993	17,452	15,803	30,290
Income tax expense	11,010	7,637	434	31,378	1,856	831
EBITDA	$64,057	$79,383	$75,099	$316,957	$263,282	$59,983
Stock and unit-based compensation	3,749	1,414	135	7,409	678	129
Loss on extinguishment of debt	—	—	—	—	—	11,922
Unrealized commodity derivative loss	—	—	1	—	66	(66)
Non-recurring transaction costs	892	3,281	—	5,289	—	—
Adjusted EBITDA	$68,698	$84,078	$75,235	$329,655	$264,026	$71,968
Maintenance Capital Expenditures	$12,180	$15,557	$8,186	$38,524	$35,473	$7,715
Adjusted Free Cash Flow	$56,518	$68,521	$67,049	$291,131	$228,553	$64,253

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Adjusted Free Cash Flow to Net Cash Provided by Operating Activities

(unaudited, in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022	December 31, 2021
Net cash provided by operating activities	$85,503	$55,406	$50,012	$299,027	$206,012	$21,356
Repayment of paid-in-kind interest borrowings	—	—	—	—	—	22,233
Current income tax expense (benefit)(1)	868	(1,795)	436	2,177	1,858	471
Change in operating assets and liabilities	(22,941)	22,781	21,410	6,947	41,774	8,622
Cash interest expense(1)	4,371	4,363	3,764	16,354	14,904	19,173
Maintenance capital expenditures(1)	(12,180)	(15,557)	(8,186)	(38,524)	(35,473)	(7,715)
Non-recurring transaction costs	892	3,281	—	5,289	—	—
Other	5	42	(387)	(139)	(522)	113
Adjusted Free Cash Flow	$56,518	$68,521	$67,049	$291,131	$228,553	$64,253
Adjusted EBITDA Margin	49%	53%	50%	54%	55%	42%
Adjusted Free Cash Flow Margin	40%	43%	45%	47%	47%	37%
Adjusted Free Cash Flow Conversion	82%	81%	89%	88%	87%	89%

(1) A reconciliation of the adjustment of these items used to calculate Adjusted Free Cash Flow to the Consolidated Financial Statements is included below.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Maintenance Capital Expenditures to Purchase of Property, Plant and Equipment

(unaudited, in thousands)

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022	December 31, 2021
Maintenance Capital Expenditures, accrual basis reconciliation:
Purchases of property, plant and equipment	$119,793	$98,858	$35,428	$365,486	$89,592	$19,371
Changes in operating assets and liabilities associated with investing activities(1)	(1,828)	40,153	6,031	66,132	20,747	2,362
Less: Growth capital expenditures	(105,785)	(123,454)	(33,273)	(393,094)	(74,866)	(14,018)
Maintenance Capital Expenditures, accrual basis	$12,180	$15,557	$8,186	$38,524	$35,473	$7,715

(1) Positive working capital changes reflect capital expenditures in the current period that will be paid in a future period. Negative working capital changes reflect capital expenditures incurred in a prior period but paid during the period presented.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Current Income Tax Expense to Income Tax Expense

(unaudited, in thousands)

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022	December 31, 2021
Current tax expense reconciliation:
Income tax expense	$11,010	$7,637	$434	$31,378	$1,856	$831
Less: deferred tax expense	(10,142)	(9,432)	2	(29,201)	2	(360)
Current income tax expense (benefit)	$868	$(1,795)	$436	$2,177	$1,858	$471

Atlas Energy Solutions Inc. – Supplemental Information

Cash Interest Expense to Income Expense, Net

(unaudited, in thousands)

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022	December 31, 2021
Cash interest expense reconciliation:
Interest expense, net	$2,230	$1,496	$3,990	$7,689	$15,760	$30,276
Less: Interest paid-in-kind through issuance of additional term loans	—	—	—	—	—	(3,039)
Less: Amortization of debt discount	(292)	(231)	(119)	(761)	(457)	(7,320)
Less: Amortization of deferred financing costs	(67)	(79)	(110)	(337)	(442)	(739)
Less: Interest income	2,500	3,177	3	9,763	43	14
Less: Other	—	—	—	—	—	(19)
Cash interest expense	$4,371	$4,363	$3,764	$16,354	$14,904	$19,173